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                                                                   EXHIBIT 10.29


                          EXCLUSIVE LICENSE AGREEMENT


     THIS EXCLUSIVE LICENSE AGREEMENT ("Agreement") is by and between DENTAL MEDICAL DIAGNOSTIC SYSTEMS, INC. ("DMD") a corporation having a principal place of business in Westlake Village, California and Chrysalis, Inc. ("CI") a Utah corporation having a principal place of business in Salt Lake City, Utah and is effective as of the date first written below.

     WHEREAS CI has created new and improved tooth whitening products which can be utilized without a gingival dam for home-use, or use in a dental office, which may utilize a dental tray ("New Home-use Whitening Products");

     WHEREAS DMD is desirous of acquiring the exclusive world wide rights to market, sell, distribute the New Home-use Whitening Products; and

     WHEREAS CI has represented to DMD that said New Home-use Whitening Products are secret and proprietary to CI and that patent protection is being sought for the inventions embodied in said New Home-use Whitening Products:

     THEREFORE the parties agree as follows:

I.   GRANT OF LICENSE AND RIGHT OF FIRST REFUSAL

     1.1 CI hereby grants DMD the exclusive world wide license to market, sell and distribute the New Home-use Whitening Products under pending applications for Letters Patent or Letters Patent maturing therefrom including continuations, continuations-in-part, divisionals thereof, as well as any and all proprietary trade secret information, whether in the United States of America or in countries foreign to the Unites States of America.

     1.2 Any improvements to New Home-use Whitening Products sought or suggested by DMD shall be funded by DMD and shall automatically be made part of this Agreement subject to the same royalty schedule set forth herein. Any improvement to the New Home-use Whitening Products made independently by CI may be licensed to DMD under a separate agreement subject to a royalty schedule set forth therein. CI shall not, without the express consent and approval of DMD, develop new or related technology and market it competitive with the technology licensed herein without giving DMD the right of first refusal to exclusively market, sell and distribute the


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new or related technology. CI may, however, in its discretion, conduct ongoing research and development. For any such competitive technology, DMD, in its absolute discretion, may exercise such right of first refusal and determine not to market, sell or distribute such new technology during the period that DMD enjoys the exclusive rights granted herein.

     1.3 In the event that CI develops an improvement and DMD determines not to exploit the improvement, CI shall be entitled to file for, receive, and maintain Letters Patent covering such improvement and make, have made, import, market, sell and distribute such improvements.

     1.4 DMD shall be responsible to ensure that appropriate patent and trademark notices, numbers and/or registrations be prominently placed on appropriate product, product packaging, product literature and any other materials associated with the products manufactured under this Agreement.

II.  CONSIDERATION AND PAYMENT

     2.1  As and for consideration for the license granted herein DMD will:

          a. provide to CI [*] shares of the registered free trading DMD stock;

          b. pay to CI an annual minimum royalty of [*] for the first three years; and

          c. pay to CI earned royalty of [*] of the customary sales price on the transfer of all New Home-use Whitening Products kits for over-the-counter purchase, in-office use or distribution by dentists. If however, five years from the date of the agreement have elapsed and no Letters Patent have issued covering the New Home-use Whitening Products and no application for Letters Patent is then pending, the royalty rate will drop to [*] and


*CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE
 SECURITIES AND EXCHANGE COMMISSION

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                  d.    purchase all of DMD's requirements for the New Home-Use
                        Whitening Products for resale or distribution from CI or its designated manufacture,

                        and:

                              i. DMD shall pay [*] including packaging, for each New Home-use Whitening Products kit (including Home-use Whitenings for a 5-day, over-the-counter home-use whitening of upper and lower arches, i.e., (10) Home-use Whitenings) per whitening kit), F.O.B.,
                                    Salt Lake City, Utah; and

                              ii. DMD shall pay [*] including package, for each New Home-use Whitening Products kit (including Home-use Whitenings for a 5-day, in-office use or dentist-dispensed home-use whitening of upper and lower arches, i.e.,
                                    (10) Home-use Whitenings) per whitening
                                    kit), F.O.B., Salt Lake City, Utah.

      2.2   DMD shall deliver stock certificates for the shares of stock of section 2.1.a upon execution of this Agreement.

      2.3 Earned royalties shall be credited against minimum royalties and to the extent that earned royalties in any quarter fail to exceed the minimum, the minimum shall be paid. Earned royalties in excess of the quarterly minimum shall be credited against future minimums.

      2.5   Earned and minimum royalties are due and payable within thirty
(30) days after the close of each quarter.

      2.6   Payment of royalties shall be in United States Dollars.

*CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE
 SECURITIES AND EXCHANGE COMMISSION


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III. EXPORTING

     3.1 DMD shall be responsible for compliance with all export and import regulations and laws, both foreign and domestic, and payment of any related taxes of any government or governing body related to DMD's export or import, marketing, sales and distribution of product under this Agreement. DMB shall comply with the export regulations of the U.S. Department of Commerce, including but not limited to any restrictions on the exchange of know-how and other information provided under this Agreement. DMD hereby gives its assurance to CI that DMD will not knowingly, unless prior authorization is properly obtained from the U.S. Office of Export Control, and if necessary from CI, re-export directly or indirectly any technical data received from CI under this Agreement, and will not export directly the product of such technical data to any restricted countries as said countries may be listed, from time to time, by the U.S. Government and agencies thereof.

IV. TERM AND TERMINATION

     4.1 The initial term of this agreement shall be twenty years, commencing on the tenth day following the receipt of prototypes for testing, receipt of which is acknowledged. If, prior to the tenth day after receipt of the received prototypes DMD elects to forego entering into this agreement, DMD must give CI such notice in writing before the expiration of the tenth day. DMD, upon ninety
(90) days notice, shall have the option to renew this agreement for an additional term.

     4.2 After December 31, 2000, should DMD fail to pay any installment of any the minimum royalty when due, CI shall have the option to immediately convert the exclusive license granted herein into a non-exclusive license to license to market, sell and distribute the New Home-use Whitening Products for an earned royalty only and shall be excused of any further obligation of a minimum royalty.


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V.   CONSULTING OBLIGATIONS OF DR. ANDERSON AND FRANK MCNEIL

     5.1 The principal investigators and inventors of the New Home-use Whitening Products [Illegible] are Dr. [Illegible] Anderson and Frank McNeil [Illegible] reasonable notice. DMD shall compensate inventor(s) at his customary and usual rate and shall pay all reasonable costs and expenses in connection therewith.

VI.  RECORD KEEPING AND AUDITS

     6.1 DMD shall maintain books and records adequate to verify royalties earned or owed hereunder. Within thirty days after the close of each quarter, DMD shall submit a report certified by an officer setting forth the number of transfer of New Home-use Whitening Products kits for the quarter and the royalty due. Such report shall be accompanied by a payment (if any) of earned royalties due and owing or a payment of the minimum quarterly royalty.

     6.2 CI shall have the right to audit DMD's books and records to verify the accuracy of the reports through a qualified representative at the expense of CI. Such audit may be conducted no more often than twice yearly on reasonable notice. In the event that the audit determines a discrepancy in favor of CI in an amount greater than 10% of the amount reported, the discrepancy shall be paid within 30 days and the cost of the audit shall be borne by DMD.

VII. DISPUTES

     7.1 All disputes shall be referred to a forum of alternative dispute resolution including, but not limited to arbitration under the Code of Civil Procedure of the State of California. The laws of the State of Utah or California shall be applied and jurisdiction of such shall be either California or Utah.

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        7.2 In the event of an accusation of breach, the party accused of breach shall be informed in writing of the circumstances considered to be a breach and such accused party shall have forty-five days within which to cure or propose an acceptable plan to cure. No action to enforce this agreement shall be taken until after such period has elapsed.

        7.3 In the event of breach of the terms of this Agreement or a failure to cure or propose an acceptable plan after an accusation of breach, CI may terminate this license with sixty (60) days written notice.

VIII.   NOTICE

        8.1 All notices required to be given shall be sent by facsimile or e-mail with a written confirmation by first class certified mail, return receipt requested. Notice shall be deemed given when the transmission of the facsimile or e-mail is confirmed. The notices shall be sent to:

        CI:

        Dr. Alan Anderson
        Chrysalis, Inc.
        11322 South O'Henry Road
        Salt Lake City, Utah 84070
        Phone: (801) 572-5921

with a copy to:

        Todd E. Zenger
        P.O. Box 11203
        Salt Lake City, Utah 84147
        e-mail: tzenger@klmelaw.com

        DMD:

        Stephen F. Ross, CFO
        DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
        200 N. Westlake Blvd. #202
        Westlake Village, CA 91363
        Facsimile: (805) 374-1966
        e-mail stever@dmdcorp.com

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with a copy to:

        MARVIN H. KLEINBERG
        KLEINBERG & LERNER LLP
        2049 Century Park E. #1080
        Los Angeles, CA 90067
        Facsimile: (510) 557-1540
        e-mail: mhk@kl-iplaw.com

or at a new or different address provided to either party by the other.

IX.     WARRANTIES AND REPRESENTATIONS

        9.1 To the best of CI's knowledge, the making, using or selling of the New Home-use Whitening Products, if used in the manner taught by CI's patent disclosure documents, does not infringe the known intellectual property rights of any third party. If DMD wishes to defend against any allegations of infringement of third party rights, CI agrees to cooperate with DMD in the defense. If a license is required to permit DMD to continue to market, sell and distribute the New Home-use Whitening Products, any royalty that must be paid shall be deducted from the earned royalty otherwise due CI, but in no event shall the royalty earned by CI fall below 4%. To the extent possible, DMD will seek insurance coverage and will tender any defense to an insurer affording coverage.

        9.2 To the best of CI's knowledge, the making, using or selling of the New Home-use Whitening Products, if used in the manner taught by CI's patent disclosure documents is safe and effective and does not cause lasting pain or damage to users. If DMD defends itself or CI against any personal injury claims arising out of use of the New Home-use Whitening Products, CI agrees to cooperate with DMD in the defense. DMD will obtain product liability insurance coverage including coverage of the New Home-use Whitening Products and will tender any defense to an insurer affording coverage.


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X.   PATENT INFRINGEMENT BY OTHERS

     10.1 DMD shall have the initial exclusive right and option at its expense, to institute infringement or other appropriate legal actions against alleged prospective or actual infringers under the patent laws of the relevant jurisdiction and to retain all monetary recovery received therefrom. Any recovery of lost profits or lost sales less costs and expenses of litigation shall be deemed a transfer of New Home-use Whitening Products kits upon which an earned royalty is due and payable to CL. Such earned royalty is to be paid to CI within sixty (60) days of receipt of any monetary judgment payment.

     10.2 In the event DMD declines to institute infringement or other appropriate legal action against alleged prospective or actual infringers within ninety (90) days after receiving a written notice or request to do so from CI. CI shall have the right and option to take whatever action it deems appropriate and retain all recoveries and DMD agrees to permit joinder of DMD in any legal action at the request of CI for purposes of jurisdiction or obtaining complete relief all at CI's expense.

XI.  GENERAL PROVISIONS

     11.1 This Agreement represents the entire understanding of the parties. No modification, amendment or waiver shall be binding without the written consent of the parties.

     11.2 If any provision of this Agreement shall for any reason be adjudged by any tribunal to be invalid or unenforceable, such judgment shall not affect impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

     11.3 The obligations under this Agreement shall not be assigned by DMD without the express written consent of CI, except in the case of a transaction under the terms of which substantially all of the assets of DMD are being transferred.


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     11.4  This Agreement may be executed in multiple original counterparts, each of which shall be deemed to be an original but all of which shall constitute the same agreement.

     Date: September ___, 1999

     CHRYSALIS, INC.


     /s/ ALAN H. ANDERSON
     ----------------------------------
     ALAN H. ANDERSON, D.D.S.


     DENTAL MEDICAL DIAGNOSTIC SYSTEMS, INC.


     /s/ STEPHEN F. ROSS
     ----------------------------------
     STEPHEN F. ROSS






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